CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
WALMART INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The name of the corporation is Walmart Inc. (the “Corporation”). The Corporation, duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. That the Board of Directors of the Corporation duly adopted resolutions setting forth an Amendment of the Restated Certificate of Incorporation declaring that the first sentence of the Article thereof numbered "Fourth" be amended and restated so that said first sentence of Article Fourth shall read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Three Billion, One Hundred Million (33,100,000,000) shares, of which Thirty Three Billion (33,000,000,000) shares shall be classified as Common Stock, of the par value of 10¢ per share (herein called “Common Stock”), and of which One Hundred Million (100,000,000) shares shall be classified as Preferred Stock of the par value of 10¢ per share (herein called “Preferred Stock”).

2. That the Board of Directors of the Corporation duly adopted resolutions setting forth an Amendment of the Restated Certificate of Incorporation declaring that the following sentence be added after first sentence of Article Fourth:

Upon the filing and effectiveness of this Certificate of Amendment (the “Effective Time”), each share of Common Stock issued and outstanding, and each share of Common Stock held as treasury stock, in each case as of immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of thereof, be subdivided and reclassified into three fully paid and nonassessable shares of Common Stock, reflecting a 3:1 stock split.

3. That the foregoing amendments to the Restated Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 23rd day of February, 2024.

WALMART INC.

By:	/s/ Gordon Y. Allison
Name:	Gordon Y. Allison
Title:	Senior Vice President, Office of the Corporate Secretary, Chief Counsel for Finance and Corporate Governance, and Assistant Secretary